Exhibit 99.1

SANTA MONICA MEDIA CORPORATION
12121 Wilshire Boulevard
Suite 1001
Los Angeles, California 90025
310.526.3222

SANTA MONICA MEDIA CORPORATION FILES EXTENSION PROXY WITH SEC TO COMPLETE TRANSACTION

On March 5, 2009, Santa Monica Media Corporation (NYSE-Alt: MEJ, MEJ.U, MEJ.WS) (“SMMC”), a special purpose acquisition company (SPAC) that completed its IPO in April 2007 filed a preliminary proxy statement with the Securities Exchange Commission (“SEC”) relating to a special meeting of its stockholders scheduled for April 1, 2009.  At the meeting its stockholders are expected to approve an extension to the time period during which it may consummate a business combination to December 15, 2009.  The record date for the special meeting is March 16, 2009.

SMMC is currently in discussions with certain institutional investors for terms relating to a purchase of or a financing to purchase up to 80% of the outstanding shares of SMMC stock, if such purchases are required to obtain approval for the proposed extension.  It cannot be presently determined how many shares, if any, of the SMMC common stock will be purchased in connection with such financing.

In the proxy, the Company announced its intent to acquire NUI, LLC (“NUI”), a rapidly emerging “healthy kids lifestyle” company, in accordance with an executed non-binding letter of intent with NUI.  The letter of intent is subject to the execution of a definitive agreement, which is expected to be finalized in March.  A preliminary proxy statement in connection with a special meeting relating to the approval of the business combination is expected to be filed with the SEC in the next several weeks.

The acquisition is subject to the approval of SMMC stockholders, regulatory approvals and the satisfaction of customary closing conditions.

About Santa Monica Media Corporation
Santa Monica Media Corporation is a blank check company organized for the purpose of acquiring through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination one or more operating businesses in the in the communications, media, gaming and/or entertainment industry.

About NUI, LLC
NUI was founded in October 2005 to promote a healthy kids lifestyle through media properties and healthy food and beverage products.  NUI’s properties are designed to integrate and cross-promote each other.  Its products include NUI Hybrid Beverage™ and NUI Island Eco-Logical Adventures book series.